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COMPUTATION OF EARNINGS PER SHARE:

                                                                      EXHIBIT 11

                              RAPTOR SYSTEMS, INC.

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              1997          1996
                                                              ----          ----

Common stock outstanding, beginning of period ..........     13,103       2,450

Weighted average number of shares issued ...............        101          --

Weighted average number of common and common stock
     equivalents .......................................      1,959       6,069

Less: Assumed purchase of treasury shares ..............       (151)         --
                                                            -------      ------

Weighted average number of common and common equivalent
     shares outstanding ................................     15,012       8,519
                                                            =======      ======

Net income (loss) ......................................    $   857      $ (429)
                                                            =======      ======

Net income (loss) per common and common
equivalent share .......................................    $   .06      $ (.05)
                                                            =======      ======

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(1) Fully diluted net income per share is the same as primary net income per share.